SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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ECHO THERAPEUTICS, INC.
(Name of registrant as specified in its charter)

Platinum Partners Value Arbitrage Fund L.P.
Platinum Long Term Growth VII, LLC
Platinum Partners Liquid Opportunity Master Fund L.P.
Platinum-Montaur Life Sciences, LLC
Platinum Management (NY) LLC
Platinum Liquid Opportunity Management (NY) LLC
Mark Nordlicht
Uri Landesman
Shepard M. Goldberg
(Name of person(s) filing proxy statement, if other than the registrant)

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Platinum Management (NY) LLC, together with the other participants named herein (collectively, “Platinum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Platinum’s highly-qualified director nominee at the upcoming 2014 annual meeting of stockholders of Echo Therapeutics, Inc.

On May 29, 2014, Platinum issued the following press release:

Platinum Management (NY) LLC Mails Letter to Stockholders of Echo Therapeutics, Inc

Urges Stockholders to Reject Echo’s Personal Attacks and Vote for Change by Returning Platinum’s GOLD Proxy Card Today

NEW YORK, NY, May 29, 2014 — PR NEWSWIRE

Platinum Management (NY) LLC and certain affiliates, the largest stockholder of Echo Therapeutics, Inc. (NasdaqCM: ECTE) (“Echo” or “The Company”) owning approximately 20% of the common stock, announced today that it has mailed a letter to stockholders of Echo urging them to vote the GOLD proxy card or GOLD voting instruction form in favor of Platinum’s nominee, Shepard Goldberg, at the Company’s upcoming Annual Meeting of stockholders scheduled for June 19th, 2014.  Stockholders are urged to not vote Echo’s white proxy card to withhold on Robert Doman, as that is not the same as voting for Platinum’s nominee on the GOLD card.   Only the latest dated card counts.

     The full text of the letter follows:

May 29, 2014

   Dear Fellow Echo Therapeutics Stockholders:

The June 19th Annual Meeting of Echo Therapeutics, Inc. is fast approaching, as is your opportunity to vote for real change at the Board level.  As Echo’s stock price has hit all-time lows, we believe Echo’s Board has as well. The Board, currently led by the long-term and highly compensated interim CEO Robert F. Doman, has unfortunately resorted to smear tactics and outrageous claims in an attempt to preserve the status quo—and Bob Doman’s position as Executive Chairman of your Board.

DO NOT BE MISLED!

Platinum Management is the largest stockholder of Echo Therapeutics, owning almost 20% of the outstanding shares; with so much invested in the company, our only goal is to maximize the value of Echo stock, which will benefit ALL stockholders.  Echo’s latest claim that we, as the largest stockholder in the Company, are not interested in maximizing the value of Echo stock is baseless, ridiculous and, in our view, reflects poorly on the Board’s judgment in its communications to stockholders.  Please vote the enclosed GOLD proxy card or GOLD voting instruction form. Do not vote Echo’s white card to withhold on Bob Doman, even as a protest vote, since that is not the same as voting for our nominee on the GOLD card.  Only your latest dated card counts and will revoke any previously cast vote.

THE ECHO BOARD’S INTERESTS ARE CLEARLY NOT ALIGNED WITH STOCKHOLDERS

WHOSE NOMINEE DO YOU THINK WILL BEST REPRESENT THE INTERESTS OF ECHO STOCKHOLDERS?

As the largest stockholder of Echo, owning almost 20% of the outstanding shares, we are in the same position as all of you: we want to stop the destruction of stockholder value that has occurred under this Board’s stewardship.  Given the Board’s misalignment of interests, we are not surprised the current directors of Echo have presided over this massive and continuing decline of stockholder value with a track record of highly dilutive financings and wasteful spending. It took public action on our part to get this Board to take even small steps to move this company forward. This Board, including Bob Doman, seemingly never took any demonstrably positive actions to protect stockholder interests without being prompted by Platinum, including our August 30, 2013 letter outlining ways to unlock stockholder value. Echo’s misaligned Board, in our view, has impaired the Company’s valuation and has directly contributed to its underperformance in recent years.

ECHO IS TAKING CREDIT FOR PLATINUM’S PLAN AND IDEAS TO ENHANCE VALUE
In one of their latest letters to stockholders, Echo points to a number of accomplishments as reasons to elect Doman to another term. But they are not Doman’s ideas. After first rejecting our August 30th plan to stop the massive value destruction at Echo, the Board belatedly adopted a number of our suggested ideas and is now trying to use them as justification for stockholders to vote for Doman!  Do not be misled.

●	Cutting costs – that was a Platinum idea that we think all stockholders will agree was long overdue at Echo.
●	Reaching an agreement with a Chinese Partner – that was a Platinum idea too. In fact, we even made the introduction.

Platinum provided Echo a lifeline at a time when the Board had filed for yet another poorly conceived financing that would have massively diluted existing stockholders.  After the prior six financings, we think stockholders have had enough.  We made a $5M investment into Echo in December 2013 at ABOVE MARKET PRICES and, as stated above, made an important introduction to Echo in finding them an unaffiliated, independent offshore development and investment partner, Medical Technologies Innovation Asia, Ltd., who was also prepared to invest $5M into Echo. Do not be misled. We ask that you reject Echo’s false claims and vote for our nominee, Shepard M. Goldberg, on the enclosed GOLD proxy card or GOLD voting instruction form. By returning the enclosed GOLD proxy card or GOLD voting instruction form, you will be voting for Shepard M. Goldberg and ALL of the Company's nominees OTHER THAN Bob Doman. Do not vote Echo’s white card to withhold on Bob Doman, even as a protest vote, since that is not the same as voting for our nominee on the GOLD card.

ECHO STOCK HAS DROPPED TO AN ALL-TIME LOW UNDER DOMAN’S LEADERSHIP AS INTERIM CEO

On May 27, 2014, Echo stock closed at $1.58 a share—its lowest stock price ever.  The market has lost confidence in Echo and its leadership and we believe the litany of destabilizing sell recommendations from industry analysts that followed the last earnings call unfortunately demonstrates this.  Let’s review Doman’s real accomplishments since joining your Board:

●
Poor Performance. Since Doman joined the Echo Board, he has presided over a stock price decline of approximately 80%.  Further, since Doman was named interim CEO in August 2013 he has presided over a stock price decline of approximately 34%, including a recent drop of 23% the day of the last earnings call.

●
Pay for failure.  Doman and the rest of the Board were paid for the mere filing of a CE Mark.  That is neither customary nor right, especially since the Company failed to obtain the Marking.  Will they pay themselves for the re-filing also?  Doman paid himself for each extra Board meeting in which he and the other directors participated. What did you as a stockholder get for your money? According to management’s own proxy statement, at least 28 meetings were held in 2013.

●
A failed search for a permanent CEO and failure to make the crucial disclosure to the market that the search had been suspended.   We believe the March 27, 2014 revelation that the incredibly important search for a CEO had been secretly suspended and was only just being restarted was a fundamental failure by the Board in one of their most important duties as Directors.  Why was the CEO search suspended? And for how long? Why was the truth hidden from Echo’s real owners--the public shareholders—for approximately seven months?

●
Breach of contract.  Doman flagrantly and repeatedly caused Echo to breach its contractual obligations to evaluate Platinum’s nominee within 3 weeks of the candidate being nominated, forcing Platinum to initiate a law suit to enforce the terms Doman used to induce long-time stockholder Platinum to make a $5 million, above-market investment that kept Echo afloat.   Platinum threw Echo a lifeline, and Doman chose to burn the rope!

ECHO ISN’T TELLING YOU THE REAL STORY ABOUT OUR NOMINEE

Platinum has nominated Shepard M. Goldberg, a proven, quality director who it has nominated before.  Echo is spending a lot of money and spilling a lot of ink trying to discredit Shepard M. Goldberg. Doman and his hired guns are slinging a lot of mud in order to preserve the status quo at Echo.  Shepard M. Goldberg has the full confidence of Platinum, Echo’s largest stockholder; and for good reason. Our nominee has had success at human health companies significantly larger than Echo and we are confident he will bring the same level of commitment to the Echo Board while representing the interests of stockholders. We urge our fellow stockholders to understand the facts as they truly are:

●	Shepard M. Goldberg has a BS in engineering from Polytechnic Institute of NY (now NYU Polytechnic School of Engineering) and has an MBA from Adelphi University.

●	Shepard M. Goldberg has served as an independent director of two public companies.

●	We think the Echo’s Board misstatements regarding Shepard M. Goldberg’s tenure at Emisphere Technologies reflect poorly on their judgment. Do not be misled.

o
Shepard M. Goldberg had many responsibilities while at Emisphere, including the supervision of the construction and management of a state of the art pharmaceutical laboratory.  He was also in charge of all clinical trials.

o
He has relationships with and has worked with major pharmaceutical companies, such as Lilly, Novartis and Novo Nordisk, a group that includes some of the leading diabetes pharma companies in the world.

THE REAL FACTS ABOUT SHEPARD M. GOLDBERG

As the company’s largest stockholder we’ve nominated a highly qualified individual that we are confident will add significant value to the board and will represent the interests of all stockholders.  Our nominee, Shepard M. Goldberg, has had success at human health companies significantly larger than Echo and we are confident he will bring the same level of success to the Echo Board.   Consider:

●	Shepard M. Goldberg is an accomplished businessman with a broad range of business experiences and insights.

●	Shepard M. Goldberg is an advocate for the interests of all stockholders, and will forcefully advocate for you.

●	Shepard M. Goldberg is open-minded, and will be fearless and tireless in pursuing all options that could improve value for you as a stockholder.

●	Shepard M. Goldberg intends to vote against poorly conceived dilutive financings.

●	Shepard M. Goldberg will stand against excessive compensation and unnecessary executive perquisites.

Echo’s cynical attempt to try to confuse the results are just smoke and mirrors by the Company, which is desperate to avoid having you hold Bob Doman accountable for his own record of failure.

PLATINUM STRONGLY RECOMMENDS THAT YOU VOTE TO ELECT ITS HIGHLY QUALIFIED CANDIDATE, SHEPARD M. GOLDBERG, USING THE GOLD PROXY CARD.  PLEASE RETURN THE GOLD CARD TODAY!

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN!

If you have any questions or need assistance voting your shares, please call the firm assisting us:

Morrow & Co., LLC
470 West Avenue
Stamford, CT  06902

U.S. & Canadian Stockholders call toll free: (800) 662-5200
International Stockholders may call us in London: +44-20-3544-4805
Banks and brokers call: (203) 658-9400

VOTEGOLD@morrowco.com